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                                                                    EXHIBIT 99.8

                        CONSENT OF HAMBRECHT & QUIST LLC

    We hereby consent to the inclusion of our opinion letter dated September 9, 1998 to the Board of Directors of FCG as Appendix B-2 to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Foxtrot Acquisition Sub, Inc., a wholly-owned subsidiary of First Consulting Group, Inc., with and into Integrated Systems Consulting Group, Inc., and to the references to such opinion in the Joint Proxy Statement/Prospectus under the captions "Summary--Opinion of Financial Advisor to FCG," "Approval of the Merger and Related Transactions--Background of the Merger," "Approval of the Merger and Related Transactions--FCG's Reasons for the Merger," and "Approval of the Merger and Related Transactions--Opinion of Financial Advisor to FCG." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations issued by the Securities and Exchange Commission thereunder (collectively, the "Securities Act") nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the Securities Act.

                                          HAMBRECHT & QUIST LLC

                                          By: /s/ DAVID G. GOLDEN

                                              David G. Golden

                                              Managing Director

September 30, 1998